Exhibit 99.1
ManTech Announces Financial Results for
Third Quarter of 2014

•	Increase in Earnings, Profitability, and Bookings compared to Q2 FY14

•	Revenues: $447.2 million

•	Operating Income: $26.7 million for an Operating Margin of 6.0%

•	Diluted EPS: $0.41, up 95.2% from Q2 FY14

•	Cash Flow from Operations: $90 million for the quarter and $150 million year-to-date

FAIRFAX, Va., October 29, 2014 (GLOBE NEWSWIRE) – ManTech International Corporation (NASDAQ:MANT), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the third quarter of fiscal year 2014, which ended September 30, 2014.

“ManTech demonstrated improved operating performance in the third quarter, despite continued delays in government awards," said ManTech Chairman and Chief Executive Officer George J. Pedersen. "Operating income and operating margin rose for the third consecutive quarter and cash collections were outstanding. With increased bookings and a robust near-term pipeline of new opportunities, ManTech is well positioned to grow. Federal budgets have stabilized and will turn more positive over time, and we offer compelling solutions in cyber, intelligence, healthcare, enterprise IT, homeland security, and defense that respond to the critical, ongoing needs of our customers and the nation."

Summary Operating Results

Revenues for the quarter were $447.2 million, down from $463.4 million in the second quarter of 2014, primarily as the result of reduced requirements for support to the U.S. Army in Afghanistan. Support for Overseas Contingency Operations contributed roughly $44 million in revenues in the quarter, down from a high of roughly $275 million in the second quarter of 2011.

Operating income for the quarter was $26.7 million, up 11% from $24.1 million in the second quarter of 2014. Quarterly operating margin of 6.0% increased 80 basis points from the second quarter of 2014 and 40 basis points from the third quarter of 2013, as the result of strong contract performance and improved cost management. In addition to operating enhancements, reduced interest expenses as a result of the redemption of Senior Notes in April drove net income and earnings per share sharply higher. For the quarter net income was $15.5 million and diluted earnings per share were $0.41, up 101% and 95%, respectively, compared to the second quarter of 2014.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $90 million or 5.8 times net income. Year-to-date, cash flow from operations has totaled $150 million or 4.6 times net income. Days sales outstanding (DSO) were 74 days, an improvement of 5 days compared to the second quarter of 2014 and 4 days compared to the third quarter of 2013.

During the quarter, the company paid $7.8 million, or $0.21 per share, to its common stockholders of record as of September 19, 2014. As of September 30, 2014, the company had $55 million in cash and cash equivalents and no outstanding borrowings on its $500 million revolving-credit facility, which provides the company with the financial capacity to pursue acquisitions, issue dividends, and maintain a strong balance sheet.

The Board of Directors has declared that the company will pay a cash dividend of $0.21 per share on December 19, 2014, to all common stockholders of record as of December 5, 2014, as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech's Board of Directors.

Contract Awards

Contract awards (bookings) totaled $493 million in the quarter, representing a book-to-bill ratio of 1.1. Approximately 40% of the awards were for new business. Proposal activity remains high, and the fourth quarter should see strengthening contract award activity as well. Large awards contributing to the quarterly bookings include:

•
U.S. Army Elevated Sensor Systems Support. Under a $72 million, 2-year Strategic Services Sourcing (S3) task order for the Communications-Electronics Life Cycle Management Command, ManTech will provide systems maintenance and repair, installation, training, operator personnel, engineering, and logistics support for a wide variety of C4ISR systems, line replaceable units, and components comprising the Army’s elevated sensor suite of systems. The work will be performed both in the United States and in various locations around the world.

•
Department of Veterans Affairs (VA) Cloud Computing Solution. The VA awarded 7Delta Inc., a wholly-owned subsidiary of ManTech, a $49 million, 3-year task order under its Transformation Twenty-One Total Technology (T4) prime contract. ManTech and 7Delta will deliver a comprehensive cloud computing solution that provides the VA with computing, storage, and other services on demand, including access to a suite of secure, scalable, and flexible IT infrastructure services, while seamlessly migrating all assets from an existing mobile environment.

•
Aegis Test and Evaluation (T&E) Support. ManTech received a task order under its Seaport Enhanced prime contract to provide T&E and fleet support at the Naval Surface Warfare Center. The award is valued at $30 million, with a 3-year period of performance. ManTech will provide technical engineering and analysis expertise for T&E efforts, computer program development and installation, fleet support, and documentation management for Aegis weapon systems and other Navy combat systems.

The company also won $131 million in contract awards in the quarter that were subsequently protested, the majority of which represents new work for ManTech. If these awards had not been protested, the book-to-bill ratio for the quarter would have been 1.4. In addition, the company won several multiple-award indefinite quantity, indefinite delivery (IDIQ) contracts that are not included in bookings. Particularly important is the following award, which provides significant growth potential for ManTech:

•
U.S. Army Intelligence and Security Command (INSCOM) Global Intelligence Support Services. ManTech received one of 11 contract awards from the U.S. Army INSCOM with a total potential value of $5 billion over 5 years. When the protests on this IDIQ have been resolved, ManTech will have the opportunity to provide advanced cyber operations; full-spectrum information operations and intelligence; as well as field logistics, forensics, and other mission support and sustainment services that further U.S. national security objectives globally.

The company’s backlog of business at the end of quarter was $3.5 billion, of which $0.9 billion was funded.

Forward Guidance

The company is revising its expected revenue, net income and diluted earnings per share as specified in the table below.

Measure	Fiscal 2014 Guidance
Revenue (million)	$1,800
Net Income (million)	$47.5
Diluted Earnings per Share	$1.28

ManTech Chief Financial Officer Kevin M. Phillips said, “I am pleased by the earnings and margin performance and cash collections in the third quarter, which were all ahead of our expectations. The third quarter also showed an increased pace of award decisions on the part of our customers; still, many awards have either been delayed or protested. The remaining 2014 guidance assumes virtually no new starts, and with the pace of drawdown in Afghanistan slowing, we should soon see our strong pipeline drive organic growth in revenue and profit. Building awards and a strong pipeline of opportunities that match our capabilities bode well for 2015.”

Conference Call

ManTech executive management will hold a conference call on October 29, 2014, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 4377287. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately 2 hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the Departments of Defense, State, Homeland Security, Energy and Justice, including the Federal Bureau of Investigation (FBI); the healthcare and space communities; and other U.S. federal government customers. We provide support to critical national security programs for approximately 50 federal agencies through approximately 1,000 current contracts. ManTech's expertise includes cyber security; command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) solutions and services; information technology (IT) modernization and sustainment; intelligence/counter-intelligence solutions and support; systems engineering; healthcare analytics and IT; global logistics support; test and evaluation; and environmental, range and sustainability services. We support major national missions, such as military readiness and wellness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes or delays in U.S. government spending for programs we support due to cost cutting and efficiency initiatives, changing mission priorities or other federal budget constraints generally; uncertainty regarding the timing and nature of government action to complete the budget and appropriations process, continue federal government operations or address budgetary constraints or other factors; failure to compete effectively for new contract awards or to retain existing U.S. government contracts; failure to obtain option awards, task orders or funding under contracts; delays in the competitive bidding process caused by competitors' protests of contract awards received by us or other factors; renegotiation, modification or termination of our contracts; failure to perform in conformity with contract terms or our expectations; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to successfully identify and execute future acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; non-compliance with, or adverse changes in, complex U.S. government procurement laws, regulations or processes; failure to maintain strong relationships with other contractors; adverse results of U.S. government audits or other investigations of our government contracts; and disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or service failures (including as a result of cyber or other security threats) or employee or subcontractor misconduct. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in ManTech's Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 21, 2014, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech's other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share Amounts)

	(unaudited)
	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$54,639	$269,001
Receivables-net	367,399	457,898
Prepaid expenses and other	14,048	19,384
Contractual inventory	—	3,962
Total Current Assets	436,086	750,245
Goodwill	850,970	752,867
Other intangible assets-net	159,513	152,523
Employee supplemental savings plan assets	30,888	31,765
Property and equipment-net	26,661	30,156
Other assets	4,391	5,846
TOTAL ASSETS	$1,508,509	$1,723,402
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued expenses	$176,137	$226,287
Accrued salaries and related expenses	68,963	56,617
Billings in excess of revenue earned	13,560	13,781
Deferred income taxes-current	2,143	—
Total Current Liabilities	260,803	296,685
Long-term debt	—	200,000
Deferred income taxes-non-current	59,678	48,093
Accrued retirement	31,363	33,565
Other long-term liabilities	11,119	11,288
TOTAL LIABILITIES	362,963	589,631
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 24,345,118 and 24,245,893 shares issued at September 30, 2014 and December 31, 2013; 24,101,005 and 24,001,780 shares outstanding at September 30, 2014 and December 31, 2013	243	242
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,192,845 and 13,192,845 shares issued and outstanding at September 30, 2014 and December 31, 2013	132	132
Additional paid-in capital	426,214	423,787
Treasury stock, 244,113 and 244,113 shares at cost at September 30, 2014 and December 31, 2013	(9,158)	(9,158)
Retained earnings	728,255	718,892
Accumulated other comprehensive loss	(140)	(124)
TOTAL STOCKHOLDERS’ EQUITY	1,145,546	1,133,771
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,508,509	$1,723,402

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)

	(unaudited) Three months ended September 30,		(unaudited) Nine months ended September 30,
	2014	2013	2014	2013
REVENUES	$447,200	$567,399	$1,362,614	$1,818,536
Cost of services	382,787	493,604	1,175,585	1,578,940
General and administrative expenses	37,681	41,756	116,185	132,515
OPERATING INCOME	26,732	32,039	70,844	107,081
Loss on extinguishment of debt	—	—	(10,074)	—
Interest expense	(366)	(4,104)	(5,591)	(12,217)
Interest income	59	167	267	393
Other income (expense), net	67	(20)	34	(64)
INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	26,492	28,082	55,480	95,193
Provision for income taxes	(10,739)	(9,614)	(22,263)	(34,994)
Equity in losses of unconsolidated subsidiaries	(266)	(750)	(388)	(750)
NET INCOME	$15,487	$17,718	$32,829	$59,449
BASIC EARNINGS PER SHARE:
Class A common stock	$0.42	$0.48	$0.88	$1.60
Class B common stock	$0.42	$0.48	$0.88	$1.60
DILUTED EARNINGS PER SHARE:
Class A common stock	$0.41	$0.48	$0.88	$1.60
Class B common stock	$0.41	$0.48	$0.88	$1.60

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(unaudited) Nine months ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$32,829	$59,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,940	22,869
Deferred income taxes	12,500	15,352
Loss on extinguishment of debt	10,074	—
Stock-based compensation	3,323	3,955
Equity in losses of unconsolidated subsidiaries	388	750
Loss on retirement of property and equipment	232	—
Excess tax benefits from the exercise of stock options	(69)	(53)
Gain on sale of property and equipment	—	(400)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables-net	111,705	58,206
Contractual inventory	3,963	34,762
Prepaid expenses and other	4,849	9,418
Accounts payable and accrued expenses	(59,921)	(63,701)
Accrued salaries and related expenses	8,792	23,843
Billings in excess of revenue earned	(598)	(106)
Accrued retirement	(2,202)	2,098
Other	983	(388)
Net cash flow from operating activities	149,788	166,054
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses-net of cash acquired	(124,247)	(11,382)
Investment in capitalized software for internal use	(6,611)	(1,816)
Purchases of property and equipment	(2,756)	(7,213)
Investment in unconsolidated subsidiaries	(76)	(330)
Proceeds from sale of property and equipment	—	400
Proceeds from sale of investment	—	239
Net cash flow from investing activities	(133,690)	(20,102)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of senior unsecured notes	(207,250)	—
Borrowings under revolving credit facility	150,000	—
Repayments under revolving credit facility	(150,000)	—
Dividends paid	(23,470)	(23,379)
Proceeds from exercise of stock options	1,878	1,144
Debt issuance costs	(1,687)	—
Excess tax benefits from the exercise of stock options	69	53
Net cash flow from financing activities	(230,460)	(22,182)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(214,362)	123,770
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	269,001	134,896
CASH AND CASH EQUIVALENTS, END OF PERIOD	$54,639	$258,666

ManTech-F

Contact:    ManTech International Corporation
Stuart Davis, (703) 218-8269
stuart.davis@mantech.com